SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PG&E CORPORATION

(Exact name of registrant as specified in its charter)

California	943234914
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.)
One Market, Spear Tower, Suite 2400	94105
San Francisco, California
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Rights to Purchase Series A Preferred Stock	New York Stock Exchange Pacific Exchange
(Title of each class To be so registered)	(Name of each exchange on which each class is to be registered)

          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

          Securities Act registration statement file number to which this form relates: _____  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

ITEM 1.     Description of Registrant's Securities to be Registered.

          The Description of Registrant’s Securities to be Registered contained in the Form 8-A filed with the Securities and Exchange Commission by PG&E Corporation on December 22, 2000 is incorporated herein by reference.

          On February 18, 2004, the Board of Directors of PG&E Corporation authorized the amendment (Amendment) of the Rights Agreement (Agreement) dated as of December 22, 2000 between PG&E Corporation and Mellon Investor Services LLC (Rights Agent) by providing that the rights to purchase one one-hundredth of a share of PG&E Corporation's Series A Preferred Stock, par value $100 per share, that were distributed to PG&E Corporation's shareholders on December 20, 2000, will expire on the close of business on the date that Pacific Gas and Electric Company's confirmed plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code becomes effective.  The Agreement and the Amendment are incorporated herein by reference.  The foregoing description of the Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Agreement, attached hereto as Exhibit 4(a), and the Amendment, attached hereto as Exhibit 4(b).

ITEM 2.     Exhibits.

Exhibit 4(a)

Form of Rights Agreement dated as of December 22, 2000, between PG&E Corporation and the Rights Agent, including the Form of Rights Certificate as Exhibit A, the Summary of Rights to Purchase Preferred Stock as Exhibit B, and the Form of Certificate of Determination of Preferences for the Preferred Stock as Exhibit C (incorporated by reference to PG&E Corporation's Form 10-K for the year ended December 31, 2000 (File No. 1-12609), Exhibit 4.2)

Exhibit 4(b)

Amendment of Rights Agreement and Certification of Compliance with Section 26, dated as of February 18, 2004, between the Corporation and the Rights Agent (incorporated by reference to Exhibit 99 to Form 8-K filed by the Registrant on February 19, 2004.)

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

PG&E CORPORATION

Dated: February 19, 2004	By
BRUCE R. WORTHINGTON
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 4(a)

Form of Rights Agreement dated as of December 22, 2000, between PG&E Corporation and the Rights Agent, including the Form of Rights Certificate as Exhibit A, the Summary of Rights to Purchase Preferred Stock as Exhibit B, and the Form of Certificate of Determination of Preferences for the Preferred Stock as Exhibit C (incorporated by reference to PG&E Corporation's Form 10-K for the year ended December 31, 2000 (File No. 1-12609), Exhibit 4.2)

Exhibit 4(b)

Amendment of Rights Agreement and Certification of Compliance with Section 26, dated as of February 18, 2004, between the Corporation and the Rights Agent (incorporated by reference to Exhibit 99 to Form 8-K filed by the Registrant on February 19, 2004.)